•	2009 Financial Outlook
–	February 26, 2009
•	Forward-Looking Statements
•	Company Facts
•	2009 Financial Outlook
•	2009 Outlook
–	2009 adjusted earnings per share of $1.75 to $1.90
–	2009 reported earnings per share of $1.45 to $1.60
•	Adjusted earnings per share include the cash flow impact of the 2009 processing spread economic hedges
•	EPS Reconciliation
•	2009 Consolidated Adjusted EBITDA
•	2009 Adjusted Segment EBITDA
•	Relative Segment EBITDA Contribution
•	2009 Net Capital Expenditure Guidance
•	General Assumptions
–	Approximately 124 million weighted average diluted shares outstanding
–	Effective income tax rate of 30.5%
–	Trunkline LNG Infrastructure Enhancement Project online 3Q2009
–	Interest expense, net of capitalized interest, approximately $210 to $215 million
•	Gathering & Processing Assumptions
–	Positive processing spread environment allows conversion of equity volumes into mostly natural gas liquids
–	Equity volumes
•	Natural Gas Liquids equivalent of 40,000 to 45,000 MMBtu/d
•	Natural Gas of 2,500 to 7,500 MMBtu/d
–	Current hedge positions
•	20,000 MMBtu/d of NGL equivalent at $16.40
•	10,000 MMBtu/d of processing spread at $8.37
–	Unhedged volumes – price assumptions
•	NGL equivalents sold at $7.75 per MMBtu
•	Natural gas sold at $5.94 per MMBtu
–	Normalized fuel, flared and unaccounted for levels
•	Reg. G Reconciliation
•	Reg. G Reconciliation – cont.